CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in the accompanying Post-Effective Amendment to the Registration Statement on Form N-1A of FAM Value Fund and FAM Equity Income Fund, each a series of shares of beneficial interest of Fenimore Asset Management Trust, of our report dated February 5, 2008 on the financial statements and financial highlights included in the December 31, 2007 Annual Report to the Shareholders of the above referenced fund.

We further consent to the references to our firm under the heading "Financial Highlights" in the Prospectus and "Other Service Providers" in the Statement of Additional Information.


                                            BRIGGS, BUNTING & DOUGHERTY, LLP


Philadelphia, Pennsylvania
April 24, 2008